UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2010

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 8, 2010, LiveDeal, Inc. (the “Company”) received a letter from Nasdaq’s Listing Qualifications Department informing the Company of its failure to comply with Nasdaq Listing Rule 5550(a)(2), which requires that listed securities (including the Company’s common stock) maintain a minimum bid price of $1.00 per share.

In accordance with Listing Rule 5810(c)(3)(A), the Company was given a 180-day grace period (until October 5, 2010) in which it can regain compliance by achieving a $1.00 per share or greater closing bid price of the Company’s common stock for a minimum of 10 consecutive business days.  If the Company does not regain compliance with Nasdaq’s minimum bid price requirement prior to the expiration of the grace period, the Company will receive written notification that its common stock is subject to delisting.  At that time, the Company could (i) appeal any delisting determination to a Nasdaq hearings panel or (ii) be eligible for an additional 180-day grace period if the Company then meets the initial listing standards (with the exception of the minimum bid price requirement) of the Nasdaq Capital Market.  During the grace period(s) described above and the pendency of an appeal (if any), the Company’s common stock will continue to be traded on the Nasdaq Capital Market.

As of the date of this filing, the Company is still considering what actions to take in response to the letter described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: April 14, 2010	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer